For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Reports 2009 First Quarter Results

NORFOLK, Neb., May 7, 2009 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 122 hotels in 24 states, today announced results for the first quarter ended March 31, 2009.

Revenues from continuing operations for the 2009 first quarter declined 9.6 percent to $23.1 million, compared to the 2008 first quarter. Net loss attributable to common shareholders in the 2009 first quarter was $(2.7) million, or $(0.13) per fully diluted share, compared to $(1.1) million, or $(0.05) per diluted share, in the 2008 first quarter.

Funds from operations (FFO) in the 2009 first quarter was $1.1 million, or $0.05 per diluted share, compared to $2.5 million or $0.12 per diluted share in the 2008 first quarter. Adjusted earnings before interest, taxes, depreciation and amortization, non-controlling interest and preferred stock dividends (Adjusted EBITDA) decreased 40.2 percent to $3.4 million, compared to the 2008 first quarter.

First Quarter Highlights

•	Outperformed the hotel industry in revenue per available room (RevPAR) with a decline of 8.4 percent, compared to an industry-wide decline of 17.7 percent, according to Smith Travel Research data.
•	Sold one hotel, began marketing seven additional hotels for sale.

Operating Results

“It was another difficult quarter for the economy and the hotel industry, which recorded the deepest decline in RevPAR since Smith Travel Research (STR) began tracking that data in 1987,” said Kelly A. Walters, Supertel’s president and chief executive officer. “In spite of the slack business climate, we are encouraged by how our portfolio performed against the industry, reporting an 8.4 percent decline in RevPAR, which compares to the industry-wide decrease of 17.7 percent, according to STR data. Nearly all of the decline was due to a drop in occupancy, down 8.0 percent. We were able to hold our average daily room rate (ADR), to a decline of only 0.4 percent for the quarter, which compares favorably to the market’s 7.7 percent drop overall for the same period.

“We believe we are gaining some benefit from travelers moving down a tier in their lodging preferences due to the economy,” he said. “We are working hard to satisfy these new guests with the intent of retaining their business after the economy rebounds. Given the difficult operating environment, we believe our operators did a commendable job in the first quarter.”

RevPAR for the company’s 77 same store economy hotels, which account for about two-thirds of the same store portfolio, declined 6.9 percent, with average daily rate (ADR) improving 0.2 percent, and occupancy declining 7.2 percent. The company’s 30 same store midscale without food and beverage properties’ RevPAR declined 9.8 percent, with ADR down 3.4 percent and occupancy off 6.7 percent. The company’s eight extended-stay properties reported a

14.7 percent decline in RevPAR, reflecting a 14.2 percent decrease in occupancy and a 0.6 percent drop in ADR.

Revenues from continuing operations for the 2009 first quarter, historically one of the lowest occupancy periods for the industry and the company, decreased $2.5 million or 9.6 percent to $23.1 million, compared to the 2008 first quarter. Lower occupancy was attributable to unfavorable economic conditions. Hotel and property operations expense from continuing operations for the 2009 first quarter decreased $1.0 million, or 5.0 percent, to $18.6 million, compared to the 2008 first quarter. The decline resulted primarily from lower occupancy levels, with payroll expense down $0.3 million, room and office supplies expense down $0.2 million, and other expenses down $0.6 million, partially offset by a $0.1 million increase in utilities expense.

Interest expense from continuing operations decreased $0.4 million, compared to the year ago period. The reduction was a result of loan payoffs and favorable rates on the company’s variable rate debt. Depreciation and amortization expense from continuing operations increased $0.3 million for the 2009 first quarter, compared to the year ago period. The increase resulted primarily from asset additions outpacing the amount of assets exceeding their fully depreciable life. The general and administrative expenses from continuing operations for the same period did not change materially.

Property operating income (POI), defined as revenue from room rentals and other hotel services less hotel and property operating expenses, decreased $1.5 million from the year ago period, resulting in a decline in operating margins to 19.2 percent in the 2009 first quarter from 23.1 percent in the 2008 first quarter.

“We continue to work closely with our operators, focusing on both revenue enhancement and controlling costs,” Walters said. “Our operators have been diligent in controlling variable costs such as labor, but in this declining occupancy environment there are fewer opportunities to affect fixed costs, which led to the erosion in operating margins.”

Dispositions

Supertel began marketing eight hotels for sale in the 2009 first quarter, placing them in discontinued operations. In March, the company sold a Super 8 hotel, located in Charles City, Iowa for $1.1 million, with a nominal net gain. “We are actively marketing the remaining seven properties and have received positive buyer interest,” said Donavon A. Heimes, chief financial officer. “Financing remains difficult to obtain; however, we anticipate that qualified buyers for properties priced under $5 million will find it somewhat easier to obtain loans from local banks and other sources.”

Balance Sheet

Following the close of the first quarter, the company paid off a $9.0 million 8.4 percent note payable to First National Bank of Omaha, that was scheduled to mature in November 2009. The loan was refinanced using a $10 million facility provided by Great Western Bank. The new facility bears interest at 5.5 percent and matures in April 2012. The refinancing leaves approximately $1.0 million available for support of general operations and also unencumbered five continuing operations hotels from mortgage debt.

Supertel’s other outstanding near-term debt includes a $9.5 million note payable to Wells Fargo Bank in September 2009. The company currently expects to either refinance the loan or retire the debt with funds from operations and sale of properties.

“We have no other material debt maturities due until 2011,” Heimes said. “Approximately 70 percent of our debt is fixed with the remaining at floating rate.  Strengthening our balance sheet and conserving capital remain a primary focus. We will continue to look for ways to further strengthen our balance sheet and continue to raise capital through the select sale of properties to give us additional flexibility and liquidity.”

Dividend

The company did not declare a common stock dividend for the 2009 first quarter. The company will monitor requirements to maintain its REIT status and will routinely evaluate the dividend policy.

Outlook

“The economy remains in deep recession, and it is difficult to have clarity over the short term,” Walters commented. “Some forecasts indicate that the hotel industry will begin to stabilize in the second half of the year and post a slight improvement in RevPAR in 2010. Regardless of the timing of the recovery, our operations focus will remain on building revenues while restraining costs.

“One of the few benefits of this difficult economy is that it has caused us to find ways to do things better. We’ve found a number of small items that, when combined, add up to meaningful savings. We will continue to benefit from these savings when the economy begins to turn around.

“While it is still early, we expect to see some benefit, especially in the Southeast region, from the government’s stimulus package investment in construction projects,” he noted. “We expect this to bolster our occupancy, particularly among construction workers, who have a long history of staying at our properties, especially in the Southeast where occupancy has been especially hard hit.

“We will continue to concentrate our energies on preserving capital and strengthening our balance sheet,” he said. “We also are looking to the future and are reviewing our strategies to prepare for the economic rebound. Hotels will remain our core investment strategy, but we also are examining the benefits of investing on a very selective basis in other commercial real estate segments that can provide risk-adjusted returns that will add balance to our hospitality portfolio.”

About Supertel Hospitality, Inc.

As of May 7, 2009, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 122 hotels comprised of 10,659 rooms in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inn and Baymont Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited-service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the company’s balance sheet as of March 31, 2009 and December 31, 2008. The company owned 122 hotels (including seven hotels held for sale) at March 31, 2009 and owned 123 hotels at December 31, 2008, (in thousands, except share data).

	As of
	March 31, 2009	December 31, 2008

	(unaudited)

ASSETS
Investments in hotel properties	$ 381,046	$ 380,604
Less accumulated depreciation	84,983	81,549
	296,063	299,055

Cash and cash equivalents	906	712
Accounts receivable	2,533	2,401
Prepaid expenses and other assets	4,088	2,903
Deferred financing costs, net	1,525	1,580
Investment in hotel properties, held for sale, net	13,531	14,826
	$ 318,646	$ 321,477

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 13,568	$ 13,697
Debt related to held for sale	10,734	10,849
Long-term debt	192,213	191,957
	216,515	216,503

Redeemable noncontrolling interest in consolidated partnership, at redemption value
	1,778	1,778

Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $8,312
	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding, liquidation preference of $8,033
	8	8
Common stock, $.01 par value, 100,000,000 shares authorized;
20,924,677 shares outstanding.	209	209
Additional paid-in capital	112,804	112,804
Distributions in excess of retained earnings	(28,258)	(25,551)
Total shareholders' equity	84,763	87,470
Noncontrolling interest
Noncontrolling interest in consolidated partnership,
redemption value $1,050 and $2,101	7,928	8,064

Total equity	92,691	95,534

COMMITMENTS AND CONTINGENCIES
	$ 318,646	$ 321,477

The following table sets forth the Company’s unaudited results of operations for the three months ended March 31, 2009 and 2008, respectively (in thousands, except per share data).

	Three Months Ended March 31,

	2009	2008
REVENUES
Room rentals and other hotel services	$23,065	$25,527

EXPENSES
Hotel and property operations	18,636	19,626
Depreciation and amortization	3,596	3,287
General and administrative	971	955
	23,203	23,868

EARNINGS (LOSS) BEFORE NET GAIN (LOSS) ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE AND INCOME TAXES

	(138)	1,659

Net gain (loss) on dispositions of assets	(67)	2
Other income	38	31
Interest expense	(2,980)	(3,407)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
	(3,147)	(1,715)

Income tax benefit	957	662

LOSS FROM CONTINUING OPERATIONS	(2,190)	(1,053)

Earnings (loss) from discontinued operations	(235)	147

NET LOSS	(2,425)	(906)

Noncontrolling interest	87	13

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	(2,338)	(893)

Preferred stock dividends	(369)	(186)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS
	$(2,707)	$(1,079)

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$(0.12)	$(0.06)
EPS from discontinued operations	$(0.01)	$ 0.01
EPS Basic and Diluted	$(0.13)	$(0.05)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited – In thousands, except per share data:

	Three months ended March 31,

	2009	2008
Weighted average shares outstanding for:
calculation of earnings per share - basic	20,925	20,701
calculation of earnings per share - diluted	20,925	20,701

Weighted average shares outstanding for:
calculation of FFO per share - basic	20,925	20,701
calculation of FFO per share - diluted	20,925	22,347

Reconciliation of Weighted average number of shares for
EPS diluted to FFO per share diluted:
EPS diluted shares	20,925	20,701
Common stock issuable upon exercise or conversion of:
Options	-	1
Series A Preferred Stock	-	1,645
FFO per share diluted shares	20,925	22,347

Reconciliation of net loss to FFO
Net loss attributable to common shareholders	$ (2,707)	$ (1,079)
Depreciation and amortization	3,717	3,579
Net (gain) loss on disposition of assets	60	(2)
FFO available to common shareholders	$ 1,070	$ 2,498

FFO per share - basic	$ 0.05	$ 0.12
FFO per share - diluted	$ 0.05	$ 0.12

FFO is a non-GAAP financial measure. We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT. We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited-In thousands, except statistical data:	Three months ended March 31,

	2009	2008
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
Net loss attributable to common shareholders	$ (2,707)	$ (1,079)
Interest expense, including disc ops	3,123	3,660
Income tax benefit, including disc ops	(1,043)	(698)
Depreciation and amortization, including disc ops	3,717	3,579
EBITDA	3,090	5,462
Noncontrolling interest	(87)	(13)
Preferred stock dividend	369	186
Adjusted EBITDA	$ 3,372	$ 5,635

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s hotel properties for the three months ended March 31, 2009 and 2008, respectively. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months ended March 31,

	2009	2008
Same Store:*
Revenue per available room (RevPAR):
Midscale w/o F&B**	$ 33.93	$ 37.62
Economy	$ 23.51	$ 25.25
Extended Stay	$ 15.00	$ 17.59
Total	$ 24.85	$ 27.14

Average daily room rate (ADR):
Midscale w/o F&B**	$ 65.85	$ 68.16
Economy	$ 45.35	$ 45.28
Extended Stay	$ 24.82	$ 24.97
Total	$ 47.04	$ 47.25

Occupancy percentage:
Midscale w/o F&B**	51.5%	55.2%
Economy	51.8%	55.8%
Extended Stay	60.4%	70.4%
Total	52.8%	57.4%

Unaudited-In thousands, except statistical data:	Three months ended March 31,

	2009	2008
Total Hotels (excluding Held For Sale):
Revenue per available room (RevPAR):	$ 24.85	$ 27.14
Average daily room rate (ADR):	$ 47.04	$ 47.25
Occupancy percentage:	52.8%	57.4%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 22,352	$ 24,729
Telephone revenue	74	95
Other hotel service revenues	639	703
Total revenue from room rentals and other hotel services	$ 23,065	$ 25,527

Hotel and property operations expense
Total hotel and property operations expense	$ 18,636	$ 19,626

Property Operating Income ("POI")
Total property operating income	$ 4,429	$ 5,901

POI as a percentage of revenue from room rentals and other hotel services

Total POI as a percentage of revenue	19.2%	23.1%

*Same store (excluding Held For Sale hotels) reflects 105 hotels owned as of January 1, 2008 and ten hotels acquired as of January 2, 2008.

** "w/o F&B" indicates without food and beverage.

RECONCILIATION OF NET LOSS TO POI
Net loss	$ (2,425)	$ (906)
Depreciation and amortization, including disc ops	3,717	3,579
Net (gain) loss on disposition of assets, including disc ops	60	(2)
Other income	(38)	(31)
Interest expense, including disc ops	3,123	3,660
Impairment loss, disc ops	150	-
General and administrative expense	971	955
Income tax benefit, including disc ops	(1,043)	(698)
Room rentals and other hotel services - discontinued operations	(1,309)	(2,449)
Hotel and property operations expense - discontinued operations	1,223	1,793
POI	$ 4,429	$ 5,901

The following table presents our RevPAR, ADR and Occupancy, by region, for the three months ended March 31, 2009 and 2008, respectively. The comparisons of same store operations (excluding Held For Sale hotels) are for 105 hotels owned as of January 1, 2008 and ten hotels acquired as of January 2, 2008.

		Three months ended March 31, 2009				Three months ended March 31, 2008
Same Store*	Room Count				Room Count
Region		RevPAR	Occupancy	ADR		RevPAR	Occupancy	ADR
Mountain	214	$ 26.73	55.8%	$ 47.89	214	$ 31.33	67.4%	$ 46.52
West North Central	2,928	24.08	51.9%	46.44	2,928	25.72	55.1%	46.69
East North Central	1,081	30.55	51.5%	59.37	1,081	33.53	55.9%	59.99
Middle Atlantic / New England	205	26.40	44.3%	59.59	205	27.29	45.4%	60.07
South Atlantic	4,038	23.17	54.4%	42.57	4,038	26.33	61.4%	42.89
East South Central	1,070	26.41	50.7%	52.05	1,070	27.21	50.4%	53.97
West South Central	456	25.86	55.3%	46.72	456	26.05	58.5%	44.51
Total Same Store	9,992	$ 24.85	52.8%	$ 47.04	9,992	$ 27.14	57.4%	$ 47.25

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Maine and Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana

* Same Store reflects 115 hotels (excluding Held For Sale hotels).

The same store includes ten hotels acquired as of January 2, 2008.